Exhibit 23. 1


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HJ & ASSOCIATES, L.L.C.
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    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of GK Intelligent Systems, Inc.
New York, New York 10016

We hereby consent to the incorporation by reference in this Registration Statement of GK Intelligent Systems, Inc. on Form S-8, of our report dated April 21, 2004, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of GK Intelligent Systems, Inc. for the year ended December 31, 2003, and to all references to our firm included in this Registration Statement.


/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
March 29, 2005